FOR IMMEDIATE RELEASE

Old Point Financial Corporation Declares First Quarter Dividend

February 11, 2016, Hampton, VA                                                                                                  Old Point Financial Corporation ("OPOF" – Nasdaq) has declared a quarterly dividend of $0.10 per share of common capital stock to be paid on March 31, 2016 to shareholders of record as of February 29, 2016.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Vice President/Marketing Director, Old Point National Bank at 757- 251-2792.